Exhibit 10.69

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

WHEREAS, XTO Energy Inc., a Delaware corporation (the “Company”), and Keith A. Hutton (“Employee”) entered into an Employment Agreement, dated as of November 18, 2008, effective as of December 1, 2008, and subsequently amended (“Amendment No. 1”) on December 13, 2009 (as amended by Amendment No. 1, the “Agreement”); and

WHEREAS, Section 11.1(a) of the Agreement provides Employee with certain “Severance Benefits” to be calculated by reference to “three (3) times,” among other things, “two (2) times an amount equal to the greater of Employee’s two most recent regular bonuses paid in the prior twelve (12) months,” based upon the Company’s practice at the time of the original Agreement of paying Employee two semi-annual bonuses in each fiscal year; and

WHEREAS, in 2009 the Company adopted its 2009 Executive Incentive Compensation Plan (the “Plan”), with the stated intention of paying Employee one annual bonus in each fiscal year under the Plan, instead of two semi-annual bonuses in each fiscal year, and in connection with the adoption of the Plan also stated its intention to pay Employee, as a transitional matter, a final semi-annual bonus in June 2009; and

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2009, among the Company, Exxon Mobil Corporation, and Exxon Mobil Investment Corporation (the “Merger Agreement”), the Company was permitted to pay Employee a bonus under the Plan, of up to a stated amount, in December 2009; and

WHEREAS, absent an amendment to the Agreement, it may be unclear whether Employee’s Severance Benefits would be calculated by reference to six times, or three times, Employee’s annual bonus paid in each fiscal year under the Plan, including the annual bonus paid under the Plan in December 2009; and

WHEREAS, the Company and Employee both intended that the Agreement be amended to clarify, for the avoidance of doubt, that the Severance Benefits would be calculated by reference to three (not six) times Employee’s annual bonus paid in each fiscal year under the Plan, but that such clarification was inadvertently omitted from Amendment No. 1 executed on December 13, 2009 at the time of execution of the Merger Agreement; and

WHEREAS, pursuant to Section 18 of the Agreement, the Agreement may be amended by mutual written agreement signed by the Company and Employee (the “Parties”); and

WHEREAS, the Parties desire to amend the Agreement as hereinafter set forth in this Amendment No. 2 to Employment Agreement (this “Amendment”).

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Parties agree as follows:

1. Clause (y) of Section 11.1(a) is hereby amended in its entirety to read as follows: “(y) the annual bonus paid to Employee under the XTO Energy Inc. 2009 Executive Incentive Compensation Plan in the most recently completed fiscal year.”

2. This Amendment shall be governed by and construed under the laws of the State of Texas.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4. Except as amended hereby, the Agreement shall remain in full effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to Employment Agreement to be executed and delivered on March 4, 2010, to be effective as of December 13, 2009.

XTO ENERGY INC.

By:	/s/ Vaughn O. Vennerberg, II
Name: Vaughn O. Vennerberg, II
Title: President

EMPLOYEE

/s/ Keith A. Hutton
Keith A. Hutton

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